GRAINGER REPORTS RECORD SALES AND EPS FOR THE 2011 SECOND QUARTER
Raises 2011 EPS guidance to $8.40 to $8.70

Quarterly Highlights

•	Sales of $2.0 billion, up 12 percent

•	Operating earnings of $265 million, up 23 percent

•	Net earnings of $170 million, up 32 percent

•	EPS of $2.34, up 35 percent

•	Pretax ROIC* of 33.7 percent versus 27.9 percent in Q2 2010

CHICAGO, July 19, 2011 - Grainger (NYSE: GWW) today reported record results for the 2011 second quarter ended June 30, 2011. Sales of $2.0 billion increased 12 percent versus $1.8 billion in the second quarter 2010. The 2011 second quarter had the same number of selling days (64) as second quarter of 2010. Net earnings for the quarter increased 32 percent to $170 million versus $129 million in 2010. Earnings per share increased 35 percent to $2.34 versus $1.73 for the second quarter 2010.

This quarter included a $0.12 per share benefit primarily from the settlement of tax examinations related to 2007 and 2008. This benefit is excluded from company guidance. The second quarter of 2010 included one unusual non-cash item of $6 million, after-tax, or $0.08 per share, benefit from changes to the company's paid time off policy. Excluding the impact of both items, earnings per share increased 35 percent in 2011 versus the 2010 second quarter.

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings (annualized based on sales days) divided by net working assets (a 3-point average for the quarter). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (3-point average of $326.2 million), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (3-point average of $340.2 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees' profit sharing plans, and accrued expenses.

“Our focus on delivering great service to customers through a broader product offering, an expanding sales force and a growing international platform, continues to generate strong sales and earnings performance,” said Chairman, President and Chief Executive Officer Jim Ryan.

“Businesses and institutions are increasingly looking for new ways to improve productivity in their daily operations, and Grainger is uniquely positioned to help them drive out cost by consolidating suppliers and reducing on-hand inventory. Despite a back half of the year with more difficult comparisons on the top line and heavier growth investments, we are raising our 2011 sales and earnings per share guidance. We now expect 2011 sales growth of 9 to 10 percent and are forecasting earnings per share in the range of $8.40 to $8.70.” Prior to today's announcement, 2011 company guidance was sales growth of 7 to 10 percent and earnings per share of $8.10 to $8.60.

The 12 percent sales growth for the second quarter consisted of 8 percent volume growth while price contributed 2 percentage points. Foreign exchange contributed 2 percentage points and acquisitions contributed 1 percentage point to the daily increase. Sales for the quarter were negatively affected by 1 percentage point due to sales in 2010 related to the oil spill clean up in the Gulf of Mexico that do not repeat. On a daily basis, sales increased 14 percent in April, 11 percent in May and 12 percent in June.

In the quarter, company operating earnings of $265 million increased 23 percent, driven primarily by higher gross profit margins. Excluding the $10 million benefit from the change in paid time off policy in 2010, company operating expenses grew 10 percent and operating earnings increased 30 percent.

The company has two reportable business segments, the United States and Canada, which represent approximately 94 percent of company sales. The remaining operating units (Japan, Mexico, India, Puerto Rico, China, Colombia and Panama) are included in Other Businesses and are not considered a reportable segment.

United States
Sales for the United States segment increased 9 percent in the 2011 second quarter, driven by a 7 percentage point contribution from volume and 3 percentage points from price, partially offset by a 1 percentage point drag due to sales in 2010 related to the oil spill that do not repeat. Daily sales increased 10 percent in April, 8 percent in May and 8 percent in June. Sales to all customer end-markets were up in the quarter, led by heavy manufacturing, which increased in the mid-teens.

Operating earnings in the United States segment increased 17 percent versus the 2010 second quarter. The increase in operating earnings was primarily the result of higher sales and improved gross profit margins. Gross profit margins for the quarter increased 120 basis points driven primarily by price increases exceeding product cost increases. Excluding the 2010 paid time off benefit, operating expenses grew 6 percent and operating earnings increased 22 percent.

Canada
Sales for the Acklands-Grainger business in the quarter increased 24 percent in U.S. dollars versus the 2010 second quarter. In local currency, daily sales increased 16 percent for the quarter, driven by 12 percentage points from volume, 3 percentage points from acquisitions and 1 percentage point from price. Daily sales increased 16 percent in April, 15 percent in May and 17 percent in June in local currency. Sales in Canada benefited from strength in the oil and gas, heavy manufacturing, retail/wholesale, and agriculture and mining customer end-markets.

Operating earnings in Canada increased 130 percent for the 2011 second quarter, 117 percent in local currency. The increase in operating earnings was primarily due to strong sales, a 260 basis point improvement in gross margin and operating expenses that grew at a slower rate than sales. The improvement in gross profit margin was driven by better customer mix and less discounts provided. In addition, modest price increases, coupled with product cost deflation due to the strength of the Canadian dollar, contributed to this expansion. Positive operating expense leverage resulting from tight cost controls also contributed to the improvement in operating performance.

Other Businesses
Sales for the Other Businesses, which include Japan, Mexico, India, Puerto Rico, China, Colombia and Panama, increased 49 percent versus prior year, due primarily to strong growth in Japan and Mexico, along with the business in Colombia, which was acquired in June 2010. Colombia's sales were first recognized in July 2010. Although smaller in size, the remaining businesses also posted strong sales growth in the quarter.

Operating earnings for Other Businesses were $8.6 million for the second quarter of 2011 compared to $1.9 million a year ago. The improvement was primarily driven by strong earnings growth in Japan and Mexico, coupled with lower operating losses in China. Improved operating performance in Puerto Rico and the addition of Colombia also contributed to the earnings growth for the Other Businesses in the quarter.

Other
Interest expense net of interest income was $1.5 million versus $1.9 million the prior year. Grainger's effective income tax rates were 35.0 percent and 39.1 percent for the second quarter of 2011 and 2010, respectively. The 2011 effective rate benefited from the settlement of tax examinations primarily related to 2007 and 2008. Excluding this benefit, the effective tax rate is now expected to be 38.7 percent for the full year due to higher earnings forecasted in foreign jurisdictions with lower tax rates and a slightly lower overall effective state tax rate.

Cash Flow
Operating cash flow was $191 million for the 2011 second quarter versus $173 million in the second quarter of 2010. The growth in accounts receivable resulted in a slight drag on cash flow for the quarter. This increase was greater than the growth in sales due to a postal strike in Canada and the timing of quarter-end, both temporarily influencing the timeliness of cash processing. Capital expenditures were $52 million in the quarter compared to $14 million in the prior year quarter. Dividends paid in the 2011 second quarter were $47 million. No shares of stock were repurchased in the 2011 second quarter. The company has approximately 7.7 million shares remaining under the current repurchase authorization.

Year to Date
For the six months ended June 30, 2011, sales of $3.9 billion increased 12 percent versus the six months ended June 30, 2010. Net earnings increased 44 percent to $328 million versus $228 million in the first half of 2010. Earnings per share for the six months increased 49 percent to $4.52 versus $3.04 for 2010. The first six months of 2011 included a $0.12 per share benefit primarily from the settlement of tax examinations related to 2007 and 2008. In 2010, there were two unusual non-cash items; a $0.17 per share benefit from changes to the company's paid time off policy and a $0.15 per share expense related to the tax treatment of retiree healthcare benefits following the passage of the Patient Protection and Affordable Care Act, which resulted in a net benefit of $0.02 per share for the six months ended June 30, 2010. Excluding unusual items in both years, earnings per share for the first half of 2011 increased 46 percent versus 2010.

W.W. Grainger, Inc., with 2010 sales of $7.2 billion, is North America's leading broad line supplier of maintenance, repair and operating products, with an expanding presence in Asia and Latin America.

Visit www.grainger.com/investor to access a podcast describing Grainger's performance in more detail.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities law. Forward-looking statements relate to the company's expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “continues to generate”, “expect”, “forecasting”, “guidance”, “now expected to be”, “raising sales and earnings per share guidance”, “range” or similar expressions. There are risks and uncertainties, the outcome of which could cause the company's results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company's most recent annual report, as well as the company's Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company's business and various factors that may affect it.

Contacts:

Media:	Investors:
Jan Tratnik	Laura Brown
Director, Corporate Communications	SVP, Communications & Investor Relations
& Public Affairs	847/535-0409
847/535-4339

Erin Ptacek	William Chapman
Director, Corporate Brand & Reputation	Director, Investor Relations
847/535-1543	847/535-0881

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales	$2,003,022	$1,783,696	$3,886,634	$3,456,050
Cost of merchandise sold	1,140,628	1,036,610	2,194,626	2,003,222
Gross profit	862,394	747,086	1,692,008	1,452,828

Warehousing, marketing and administrative expenses	597,112	532,171	1,164,112	1,055,028
Operating earnings	265,282	214,915	527,896	397,800

Other income and (expense)
Interest income	527	280	1,007	521
Interest expense	(1,980)	(2,220)	(3,858)	(4,250)
Equity in net income (loss) of unconsolidated entity	32	(171)	132	(251)
Other non-operating (expense)	(35)	(8)	(187)	(34)
Total other income and (expense)	(1,456)	(2,119)	(2,906)	(4,014)

Earnings before income taxes	263,826	212,796	524,990	393,786

Income taxes	92,257	83,129	194,333	164,702

Net earnings	171,569	129,667	330,657	229,084

Less: Net earnings attributable to noncontrolling interest	1,684	590	2,839	834

Net earnings attributable to W.W. Grainger, Inc.	$169,885	$129,077	$327,818	$228,250

Earnings per share -Basic	$2.39	$1.76	$4.62	$3.10
-Diluted	$2.34	$1.73	$4.52	$3.04
Average number of shares outstanding -Basic	69,609	71,692	69,508	72,128
-Diluted	71,123	72,931	71,017	73,386

Diluted Earnings Per Share
Net earnings as reported	$169,885	$129,077	$327,818	$228,250
Less: earnings allocated to participating securities	(3,228)	(2,696)	(6,653)	(4,866)
Net earnings available to common shareholders	$166,657	$126,381	$321,165	$223,384
Weighted average shares adjusted for dilutive securities	71,123	72,931	71,017	73,386
Diluted earnings per share	$2.34	$1.73	$4.52	$3.04

SEGMENT RESULTS (Unaudited)
(In thousands of dollars, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Sales
United States	$1,625,776	$1,497,424	$3,163,462	$2,905,565
Canada	256,912	207,852	499,285	401,991
Other Businesses	135,648	90,818	252,517	171,739
Intersegment sales	(15,314)	(12,398)	(28,630)	(23,245)
Net sales to external customers	$2,003,022	$1,783,696	$3,886,634	$3,456,050

Operating earnings
United States	$270,592	$231,027	$527,008	$432,642
Canada	29,240	12,698	53,178	19,012
Other Businesses	8,617	1,934	15,025	1,852
Unallocated expense	(43,167)	(30,744)	(67,315)	(55,706)
Operating earnings	$265,282	$214,915	$527,896	$397,800

Company operating margin	13.2%	12.1%	13.6%	11.5%
ROIC* for Company			33.7%	27.9%
ROIC* for United States			46.6%	40.4%
ROIC* for Canada			20.4%	9.0%
*See page 1 for a definition of ROIC

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

	At June 30,
Assets	2011	2010
Cash and cash equivalents (1)	$465,705	$388,057
Accounts receivable – net (2)	870,436	725,196
Inventories (3)	996,600	867,303
Prepaid expenses and other assets	125,159	98,864
Deferred income taxes	48,358	43,028
Total current assets	2,506,258	2,122,448
Property, buildings and equipment - net	981,342	934,655
Deferred income taxes	89,460	84,343
Goodwill	394,291	379,146
Other assets and intangibles – net	229,084	211,336
Total assets	$4,200,435	$3,731,928
Liabilities and Shareholders’ Equity
Short-term debt	$49,220	$38,329
Current maturities of long-term debt (4)	236,538	57,311
Trade accounts payable	394,086	347,505
Accrued compensation and benefits	175,507	174,217
Accrued contributions to employees’ profit sharing plans	82,309	66,867
Accrued expenses	128,093	112,515
Income taxes payable	13,020	1,766
Total current liabilities	1,078,773	798,510
Long-term debt (4)	200,469	412,711
Deferred income taxes, tax uncertainties and derivative instruments	83,607	64,263
Accrued employment-related benefits	262,785	236,228
Shareholders' equity (5)	2,574,801	2,220,216
Total liabilities and shareholders’ equity	$4,200,435	$3,731,928

(1)	Cash and cash equivalents increased $78 million, or 20%, due primarily to less share repurchase activity and higher earnings.
(2)	Accounts receivable increased $145 million, or 20%, primarily due to higher sales, a postal strike in Canada and the timing of month end.
(3)	Inventories increased $129 million, or 15%, due to higher purchases during 2011 in response to the higher sales volume.
(4)	The balance of the term loan is due within one year resulting in an increase in current maturities of long-term debt with the offsetting decrease in the long-term debt balance.
(5)	Common stock outstanding as of June 30, 2011 was 69,893,007 shares as compared with 70,959,604 shares at June 30, 2010.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net earnings	$330,657	$229,084
Provision for losses on accounts receivable	3,030	3,437
Deferred income taxes and tax uncertainties	(9,979)	(5,713)
Depreciation and amortization	66,044	71,901
Stock-based compensation	29,413	25,964
Change in operating assets and liabilities – net of business acquisitions
Accounts receivable	(107,281)	(99,770)
Inventories	2,493	28,396
Prepaid expenses and other assets	683	17,596
Trade accounts payable	49,476	47,332
Other current liabilities	(79,208)	(40,252)
Current income taxes payable	7,280	(5,173)
Accrued employment-related benefits cost	18,219	13,373
Other – net	(1,358)	109
Net cash provided by operating activities	309,469	286,284
Cash flows from investing activities:
Additions to property, buildings and equipment – net of dispositions	(79,800)	(26,942)
Net cash paid for business acquisitions and other investments	(12)	(41,046)
Net cash used in investing activities	(79,812)	(67,988)
Cash flows from financing activities:
Net increase in short-term debt	5,719	4,232
Net decrease in long-term debt	(14,499)	(20,606)
Stock options exercised	37,926	46,112
Excess tax benefits from stock-based compensation	21,954	14,317
Purchase of treasury stock	(50,769)	(256,503)
Cash dividends paid	(85,783)	(74,628)
Net cash used in financing activities	(85,452)	(287,076)
Exchange rate effect on cash and cash equivalents	8,046	(3,034)
Net increase (decrease) in cash and cash equivalents	152,251	(71,814)
Cash and cash equivalents at beginning of year	313,454	459,871
Cash and cash equivalents at end of period	$465,705	$388,057

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